January 17, 2023 Boston — Semrush (NYSE: SEMR), a leading online visibility management SaaS platform, today announced the appointment of Channing Ferrer as Chief Sales Officer. Ferrer was most recently Chief Revenue Officer at Built In and has more than 20 years of experience in global sales leadership roles. “I couldn’t be more excited about Channing joining our team at this stage in our growth journey,” said Oleg Shchegolev, CEO of Semrush. “Channing’s expertise at companies like Built In and HubSpot will bring a renewed vision and execution to our sales organization. He’ll focus on the expansion of our more than 94,000 customer accounts, growing average checks by adding any number of our 55+ tools available for customers today. We’ve had strong leadership in this division for many years, and I’m excited to take it to the next level.” Prior to Built In, Ferrer served as VP of Sales Operations, Strategy, and Acceleration at HubSpot (NYSE:HUBS) where he led growth in revenue from $200m to $1.5bn over a six (6) year period. Ferrer previously served as EVP for Global Sales at C2FO and SVP of International Sales at S&P Capital IQ, which he helped grow S&P Capital IQ to over $1B in revenue. “Having worked in similar spaces in the market, I’ve always had my eye on Semrush. When the opportunity came to join this Team I didn’t hesitate,” said Ferrer. “I’m looking forward to bringing my expertise to the table to build upon the team’s success. I’m eager to roll my sleeves up and test new approaches from day one.” Ferrer will succeed Delbert Humenik, who has served as Chief Revenue Officer (CRO) since 2017. Humenik will remain as CRO until February 15, 2023 and then transition to an advisor role until July 1, 2023. “I want to take this opportunity to thank Del for his leadership in building the sales function from the ground up,” said Shchegolev. “He has played such an integral part in our business growth and for that we are truly grateful.” About Semrush Semrush is a leading online visibility management SaaS platform that enables businesses globally to run search engine optimization, pay-per-click, content, social media and competitive research campaigns and get measurable results from online marketing. Semrush offers insights and solutions for companies to build, manage, and measure campaigns across various marketing channels. Semrush, with over 94,000 paying customers, is headquartered in Boston and has offices in Philadelphia, Dallas, Amsterdam, Berlin, Barcelona, Prague, Warsaw, Belgrade, and Limassol as well as new locations in Turkey, Armenia, and Georgia. Forward-Looking Statements Exhibit 99.1

This press release may include forward-looking statements regarding the growth of Semrush, the size and development of the market for its products and future leadership. Such forward-looking statements may be identified by the use of the following words (among others): “continues,” “remains,” “believes,” “expects,” “may,” “will,” “plan,” “should" or "anticipates," or comparable words and their negatives. These forward- looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see "Risk Factors" in Semrush’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. Semrush assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made. Contacts INVESTOR: Bob Gujavarty VP Investor Relations Semrush Holdings, Inc bobby.gujavarty@semrush.com MEDIA: Jesse Platz VP Public Relations Semrush Holdings, Inc. jesse.platz@semrush.com